Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 8point3 General Partner, LLC Long-Term Incentive Plan of our report dated February 16, 2015, relating to the consolidated financial statements of SG2 Holdings, LLC and Subsidiary as of December 31, 2014 and for the period from September 5, 2014 (Date of Inception) to December 31, 2014, included in the Registration Statement on Form S-1 (No. 333-202634) and related Prospectus of 8point3 Energy Partners LP filed with the Securities and Exchange Commission.

/s/ FRAZIER & DEETER, LLC

ATLANTA, GEORGIA

July 10, 2015